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                                                                 Exhibit (a)(19)

                                  (Translation)

                  PUBLIC NOTICE OF COMMENCEMENT OF TENDER OFFER

                                                               November 18, 1999
                                              7-1, Udagawacho, Shibuya-ku, Tokyo
                                                                N.A.J. Co., Ltd.
                                       Gary K. Sumihiro, Representative Director

         This is to notify that N.A.J. Co., Ltd. will commence a Tender Offer pursuant to the Securities and Exchange Law of Japan in the manner prescribed below.

1.       PURPOSE OF TENDER OFFER

         The Target Company is primarily engaged in the import and distribution in Japan of products developed and manufactured by Amway Corporation (hereinafter "Amway U.S.A.") as well as in purchases and sales of products manufactured in Japan through use of the technology of Amway U.S.A. Faced with the continuing weakness of Japanese economic conditions, the business results of the Target Company have declined in recent years. In order to overcome such situation and improve performance, it is necessary to create a corporate structure that will facilitate implementation of sound decisions and allow the Target Company to pursue long-term business strategies without taking into account the influence on the short-term outlook of the equities markets. Further, it is necessary for the Target Company to be able to respond with greater flexibility to the business reorganization being considered with other Amway entities.

         The founders of Amway U.S.A., Jay Van Andel and Richard M. DeVos and their respective families, along with certain corporations, trusts, foundations and other entities established by and for the benefit thereof (hereinafter collectively, the "Principal Shareholders") already own approximately 76% of the total issued shares of the common stock of the Target Company. The Principal Shareholders believe the acquisition of all remaining shares of the common stock of the Target Company is the most effective method of satisfying the goals described above and will facilitate the provision of better services and products to distributors and customers of the Target Company and improve operating results.

         In addition, the price of the Target Company's shares on the over-the-counter market has languished for some time, and the volume of trading has not provided sufficient

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liquidity for investors. Looking at the economic situation in Japan, the
Principal Shareholders believe there is little possibility that either the share price or the volume of trading on the over-the-counter market will significantly improve in the foreseeable future. This Tender Offer will, by purchasing all remaining shares of the Target Company at a 50.5% premium to the closing selling price of the Target Company's shares on the over-the-counter market on November 12, 1999 (the date prior to the announcement of this Tender Offer), provide all the shareholders other than the Principal Shareholders the most efficient opportunity possible to sell their shares at a price that is higher than any price that is reasonably foreseeable over the next several years.

         Pursuant to the Tender Offer Agreement among the Bidder, the Target Company and the other party thereto and the Memorandum regarding Merger between the Bidder and the Target Company, the Bidder and the Target Company have agreed, after consummation of this Tender Offer, to take all steps required by law or otherwise to effect the merger of the Target Company into the Bidder, thus the Bidder being the surviving company (the "Merger"). Furthermore, the Principal Shareholders intend to vote shares of the Target Company held directly or indirectly by them in favor of the Merger at the relevant shareholder meeting. This assures that the necessary approval of the Merger will be given by the Target Company's shareholders. As a result of the Merger, the shares of the Target Company will be deregistered from the over-the-counter market and those shareholders who do not tender their shares in response to this Tender Offer will own shares of the Bidder's common stock. Consequently, trading markets of the shares held by the shareholders who do not tender to this Tender Offer will cease to exist and such shareholders will in the future experience difficulty in selling their shares.

2.       CONTENTS OF TENDER OFFER

         (1)      Name of Target Company

                  Amway Japan Limited

         (2)      Type of Shares or Other Securities Subject to Tender Offer

                  Shares of common stock with no par value

         (3)      Tender Offer Period

                  From Thursday, November 18, 1999 to Friday, December 17, 1999

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         (4)      Tender Offer Price (Exchange Ratio)

                  \1,490 per share

         (5)      Number of Shares Proposed to be Purchased

                  Number of Shares Proposed to be Purchased:   34,312,778 Shares

                  Excess number proposed to be purchased is not provided.

         (6) Shareholding Ratio of Bidder after Tender Offer, Shareholding Ratio of Special Related Parties as of Date of Public Notice and Total Shareholding Ratio

                  Bidder:                            23,82%
                  Special Related Parties:           76.56%
                  Total:                               100%

                  (Certain shares held by some Principal Shareholders and officers of the Bidder are subject to acquisition under this Tender Offer. However, the number of such shares has not been taken into account in calculating the total.)

         (7)      Manner and Location of Tender

                  Tender Offer Agent: Nikko Salomon Smith Barney Limited
                                      Tokyo Branch
                                      2-20, Akasaka 5-chome, Minato-ku, Tokyo

                  The Tender Offer Agent appoints the following as its Sub-Agent to entrust it with certain business of the Tender Offer Agent:

                                      The Nikko Securities Co., Ltd.
                                      3-1, Marunouchi 3-chome, Chiyoda-ku, Tokyo

                  Shareholders may tender their shares by submitting the Tender Offer Application Form and other required documents to the Tokyo Branch of the Tender

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          Offer Agent as well as the head office and any Japanese branch of The
          Nikko Securities Co., Ltd. If the relevant share certificates are held in custody by the Tender Offer Agent or the Sub-Agent (or by the Japan Securities Depositary Center (the "JASDEC") through the Tender Offer Agent or the Sub-Agent), please submit the receipts for such custody instead of such share certificates. Shareholders who have been receiving monthly reports from the Tender Offer Agent or the Sub-Agent regarding such shares held in custody by it do not have to submit such receipt, either. A tender may be made by submitting required documents at Morgan Stanley Japan Ltd., Tokyo Branch (to become Morgan Stanley Dean Witter Japan Limited from December 1, 1999) which will act as an intermediary to the Tender Offer Agent (hereinafter the "Securities Dealer Intermediary"); provided, however, that in the event of tender through the Securities Dealer Intermediary, please take care with respect to the number of days required for the relevant procedures.

         (8) Name of Securities Company and/or Bank that Handles Settlement of Tender Offer

                  Nikko Salomon Smith Barney Limited, Tokyo Branch 2-20, Akasaka 5-chome, Minato-ku, Tokyo

                  The Nikko Securities Co., Ltd.
                  3-1, Marunouchi 3-chome, Chiyoda-ku, Tokyo

         (9)      Commencement Date of Settlement

                  Wednesday, December 22, 1999

         (10)     Manner and Location of Settlement

                  Notice of purchase of shares will be mailed to tendering shareholders at their addresses without delay after the expiration of the tender offer period.

                  The purchase price of tendered shares will be paid in cash. For individual shareholders who elect withholding taxation of capital gains, the Tender Offer Agent or the Sub-Agent shall promptly after the commencement date of settlement remit the purchase price to the tendering shareholder (or if the Securities Dealer Intermediary is used, to the Securities Dealer Intermediary) at its designated account after deduction of withholding tax equal to 1.05% of the purchase price.

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         (11)     Manner of Return of Shares or Other Securities

                  If tendered shares are not purchased pursuant to the conditions set out in (12) (b) below, then the share certificates which must be returned as a result thereof will be returned to the relevant tendering shareholders by mail or delivery or (if held in custody by the Tender Offer Agent, the Sub-Agent, the Securities Dealer Intermediary or the JASDEC) to the same status as at the time of tender promptly after the date of revocation.

         (12)     Other Conditions and Procedures of Tender Offer

                  (a) Any Conditions Listed in Each Sub-Paragraph of Paragraph 4 of Article 27-13 of the Securities and Exchange Law

                           The Bidder will purchase all shares tendered.

                  (b) Any Conditions for Revocation of Tender Offer and Manner of Disclosure of Such Revocation

                           This Tender Offer may be revoked, if any of the
                  events specified in Article 14, Paragraph 1, Sub-paragraph 1, items (a) through (e) and (g), Sub-paragraph 2, items (a) through (g) and (i) and Sub-paragraph 3 of the Securities and Exchange Law Enforcement Order occurs, or if there has been any material change in the circumstances specified in Article 14, Paragraph 2, Sub-paragraphs 3 through 6 of the Securities and Exchange Law Enforcement Order.

                           If this Tender Offer is to be revoked, public notice
                  will be given in Nihon Keizai Shimbun and Asahi Shimbun; provided, however, that, if it is difficult to make public notice by the last day of the tender offer period, such revocation shall be announced in the manner prescribed in
                  Article 20 of the Ministerial Ordinance Concerning Disclosure Relating to Tender Offer of Shares or Other Securities by any Person Other than the Issuing Company (the "Ministerial Ordinance"), which announcement shall forthwith be followed by public notice.


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                  (c)      Matters Relating to Cancellation Rights of Tendered
                           Shareholders

                           A tendering shareholder may cancel its agreement for
                  tender of shares at any time during the tender offer period by submitting a Cancellation Notice (a Tender Offer Acceptance Card and a document stating that such shareholder cancel its agreement for tender of shares) to the Tender Offer Agent and the Sub-Agent. If the Cancellation Notice is sent by mail, it must reach thereto not later than the last day of the tender offer period. Even if any tendering shareholder cancels its agreement for tender of shares, the Bidder will not demand payment of damages or penalties by such shareholder. Furthermore, expenses necessary for returning the share certificates held in custody will be borne by the Bidder.

                  (d)      Manner of Disclosure of Any Change in Terms of Tender
                           Offer

                           If any term of this Tender Offer is to be changed,
                  public notice thereof will be given in Nihon Keizai Shimbun and Asahi Shimbun; provided, however, that, if it is difficult to make public notice by the last day of the tender offer period, such change shall be announced in the manner prescribed by Article 20 of the Ministerial Ordinance, which announcement shall forthwith be followed by public notice. Shares tendered prior to the date of such public notice will also be purchased upon the terms so changed.

                  (e) Manner of Disclosure of Filing of Amendment to Tender Offer Registration Statement

                           If any amendment to the Tender Offer Registration
                  Statement is filed with the Director of the Kanto Local Finance Bureau, the contents of such amendment will forthwith be announced in the manner prescribed by Article 20 of the Ministerial Ordinance, to the extent that they are relevant to the public notice of commencement of this Tender Offer. In such case, the Tender Offer Explanatory Statement will be immediately amended, and copies of the Tender Offer Explanatory Statement, as amended, will be delivered to the tendering shareholders to which copies of the Tender Offer Explanatory Statement, as initially prepared, were delivered; provided, however, that, if such amendment is immaterial, the amendment may be effected by preparing, and delivering to the tendering shareholders, a

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                  document setting out the reason for the amendment, the amended matters and the description after the amendment.

                  (f)      Manner of Disclosure of Results of Tender Offer

                           The results of this Tender Offer will be announced on
                  the day immediately following the last day of the tender offer period in the manner prescribed by Article 20 of the Ministerial Ordinances.

                  (g) Tender Offer For Non-Par Value Common Stock of the Company represented by ADSs in the United States

                           American Depositary Shares ("ADSs") representing
                  shares of non-par value common stock of the Target Company are listed on the New York Stock Exchange. The Target Company, simultaneously with this Tender Offer, will conduct a tender offer for ADSs in the United States in accordance with the Securities Exchange Act of 1934 and Rules 14D and 13E and Rule 10b-13 under such Act in order to enable ADS holders to participate in the tender offer.

3.       ANY AGREEMENT BETWEEN BIDDER AND TARGET COMPANY OR ANY OF ITS OFFICERS

         The Bidder has already obtained the consent from the Target Company with respect to this Tender Offer.

         The Bidder, the Target Company and the other party have entered into the Tender Offer Agreement with respect to the consummation and the procedures of this Tender Offer and the Merger on November 15, 1999. On the same day, the Bidder and the Target Company have also entered into the Memorandum regarding Merger.

4. PLACE WHERE COPIES OF TENDER OFFER REGISTRATION STATEMENT ARE MADE AVAILABLE FOR PUBLIC INSPECTION

         N.A.J. Co., Ltd.
         7-1, Udagawacho, Shibuya-ku, Tokyo


         Japan Securities Dealers Association
         Nihonbashi Kabutocho 7-2, Chuo-ku, Tokyo


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5.       CORPORATE PURPOSE, SUBSTANCE OF BUSINESS AND AMOUNT OF CAPITAL OF
         COMPANY

         (1)      Corporate Purpose

                  1. the import, export, sale and sale for consignment of the following goods:

                           (1)      soaps, cleansers, detergents,
                                    quasi-pharmaceuticals, cosmetics and
                                    cosmetic accessories;

                           (2) nutritionally-enriched food supplements (containing nutritive elements such as vitamins, calcium, proteins and fats, and natural fibers), macaroni, spaghetti and other noodles, food additives, seasonings, jam, confectioneries and soft drinks;

                           (3)      coffee, tea, cocoa and the like;

                           (4)      pet food;

                           (5)      clothing, textile and accessories;

                           (6)      writing materials, stationery, office
                                    supplies;

                           (7) cooking utensils, tableware and household goods;

                           (8)      household electrical appliances;

                           (9) chemical products such as nylon, rayon and vinal;

                           (10) leather, leather products and cloth products such as bags;

                           (11)     toys and playing materials;

                           (12)     flowers and other plants; and

                           (13)     medical instruments and health equipment;

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                  2.       the publishing and sale of magazines and other
                           periodicals and books;

                  3. the import, export, production, and sale of compact discs, cassette tapes, video tapes, phonographic records and other types of visual and audio software;

                  4. the import, export and sale of cameras, photographic film, and photographic equipment;

                  5. the import, export and sale of telecommunications equipment, receiving set of satellite broadcasting and any other types of communication appliances or equipment and all related software;

                  6. providing business with telecommunications services by using satellites, cable lines and Internet:

                  7. the consulting business and the intermediary business related to the preceding two paragraphs;

                  8.       the liability insurance agency business;

                  9. the business of introduction of prospective life insurance policy holders and the business relating to life insurance solicitation;

                  10.      money loans;

                  11. design, manufacturing, sales and maintenance of computer hardware and related equipment;

                  12. design, manufacturing, sales and maintenance of computer software;

                  13.      the establishment of shopping malls on the Internet;

                  14. the electronic commerce business such as the sale and intermediary business of goods by using Internet;

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                  15.      providing business with contents such as advertising
                           and providing various information by using satellites, cable lines and Internet;

                  16. travel agency business in accordance with the Travel Agency Business Law;

                  17.      sales of securities; and

                  18. any and all other business incidental to the foregoing.

         (2)      Substance of Business

                  The Bidder was established by the Principal Shareholders to implement the Tender Offer. After the implementation of the Tender Offer, the Bidder plans to merge with the Target Company and it will, as the surviving company, assume and engage in the business of the Target Company.

         (3)      Amount of Capital

                  \10,000,000